UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report (Date of earliest event reported): April 19, 2011
FIRST EQUITY PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-11777	95-6799846

(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File No.)	Identification No.)

1800 Valley View Lane, Suite 300
Dallas, Texas	75234

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 469-522-4200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (a) and (b) Effective April 18, 2011, Gene S. Bertcher resigned as a Director, Vice President and Treasurer of First Equity Properties, Inc. (the “Registrant” or the “Company” or “FEPI”). Mr. Bertcher had no disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Mr. Bertcher was appointed as a Director, Vice President and Treasurer of the Registrant initially on March 24, 2009.
     (c) On April 19, 2011, the Board of Directors of FEPI appointed Daniel J. Moos, age 60, President and Treasurer of the Company. Mr. Moos has been employed by Prime Income Asset Management LLC (“Prime”) since March 2007 and is President (since April 2007) of American Realty Investors, Inc. (“ARL”), a Nevada corporation which has its common stock listed on the New York Stock Exchange, Inc. (“NYSE”), Transcontinental Realty Investors, Inc. (“TCI”), a Nevada corporation which also has its common stock listed on the NYSE and Income Opportunity Realty Investors, Inc. (“IOT”), a Nevada corporation which has its common stock listed on the American Stock Exchange, LLC (“AMEX”). He was also Senior Vice President and Business Line Manager for US Bank Corp. (NYSE:USB) working out of their office in Houston, Texas from 2003 to April 2007; Executive Vice President and Chief Financial Officer, Fleet Cor Technologies, a privately held transaction processing company that was headquartered in New Orleans, Louisiana from 1998 to 2003.
     (d) On April 19, 2011, the sole remaining member of the Board of Directors elected Daniel J. Moos as a director to fill a vacancy on the Board of Directors. See subpart (c) above for a description of Mr. Moos’ current and past employment and positions with other publicly held entities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: April 20, 2011	FIRST EQUITY PROPERTIES, INC.
	By:	/s/ Steven A. Shelley
Steven A. Shelley, Vice President and
Secretary